Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference into the Registration Statement on Form S-3 (Registration No. 333-159312) of Invesco Ltd. of our report dated February 25, 2009, (except for Note 24 as to which the date is May 19, 2009) with respect to the consolidated financial statements of Invesco Ltd., and our report dated February 25, 2009, with respect to the effectiveness of internal control over financial reporting of Invesco Ltd., included in this Form 8-K, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
May 20, 2009
Atlanta, Georgia